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                                                                   EXHIBIT 10.10

                  RESIGNATIONS, WAIVER AND CONSULTING AGREEMENT

         This Resignations, Waiver and Consulting Agreement (this "Agreement") is made by and between Kankakee Bancorp, Inc., a Delaware corporation (the "Company"), and Larry D. Huffman ("Mr. Huffman").

                                    RECITALS

         WHEREAS, Mr. Huffman has resigned from his positions as President and CEO of the Company and KFS Bank, F.S.B. (the "Bank");

         WHEREAS, the Company desires to have the benefit of Mr. Huffman's experience and expertise during a period of transition and Mr. Huffman has agreed to provide consulting services to the Company for a limited period of time;

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties as follows:

                                   AGREEMENTS

         1. Resignations. Mr. Huffman resigned, effective January 14, 2003, from his positions as President and CEO of the Company and the Bank. The Company and the Bank have accepted his resignations. Mr. Huffman's resignations were pursuant to Section 3(g) of that certain Employment Agreement by and between the Company and Mr. Huffman dated April 1, 2001 (the "Employment Agreement"). Mr. Huffman agrees to resign from the Board of Directors of the Company and the Bank effective upon election of his successor to the Board of Directors of the Company and the Bank. The Company and the Bank have also accepted these resignations from the Boards of Directors. Consistent with his obligations to the Company under the Employment Agreement, Mr. Huffman acknowledges that the terms of Section 4 (Confidentiality and Loyalty) and
Section 5 (Non-Competition Covenant), in particular, survive his resignations under Section 3(g) of the Employment Agreement. In addition, Mr. Huffman acknowledges that his resignation terminates that certain Change of Control Agreement by and between the Company and Mr. Huffman dated October 15, 2001.

         2. Waiver of All Claims. Mr. Huffman agrees that his resignation precludes him from asserting any claims of unlawful discrimination, and Mr. Huffman, on his own behalf and that of his heirs, executors, attorneys, administrators, successors, and assigns, fully releases and discharges the Company, its predecessors, successors, subsidiaries, affiliates, and assigns, and its and their directors, officers, trustees, general and limited partners, employees, and agents, whether in their individual or official capacities and the current and former trustees or administrators of any retirement or other benefit plan applicable to the employees or former employees of the Company, in their official and individual capacities from any and all liability, claims and demands, including, but not limited to, claims, demands or actions arising under the Company's policies and procedures, whether formal or informal, United States or State of

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Illinois Constitutions; Title VII of the Civil Rights Act of 1964, as amended;
the Civil Rights Act of 1991; the Illinois Human Rights Act; the Employee Retirement Income Security Act of 1974, as amended; the Age Discrimination in Employment Act, as amended; the Americans With Disabilities Act, as amended; Executive Order 11246; and any other federal, state or local statute, ordinance or regulation with respect to employment, and in addition thereto, from any other claims, demands or actions with respect to Mr. Huffman's employment with the Company or other association with the Company, including, but not limited to, Mr. Huffman's resignation from employment with the Company, any right of payment for disability or any other statutory or contractual right of payment of any nature or any claim for relief on the basis of any alleged tort or breach of contract under the common law of the State of Illinois or any other state including, but not limited to, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel and negligence.

         3. Representations. Mr. Huffman acknowledges that he has been advised to and afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the release of all claims and waiver of rights set forth in Section 2. Mr. Huffman acknowledges that he has been offered at least twenty-one (21) days to consider this Agreement. After having been so advised, and without coercion of any kind, Mr. Huffman freely, knowingly and voluntarily enters into this Agreement. Mr. Huffman further acknowledges that he may revoke this Agreement within seven (7) days after execution and further understands that this Agreement shall not become effective or enforceable until seven (7) days after execution (the "Effective Date"). Any revocation must be in writing and directed to Kankakee Bancorp, Inc., 310 S. Schuyler Ave., Kankakee, IL 60901, Attention: Chairman of the Board. If sent by mail, any revocation must be postmarked within the 7-day period and sent by certified mail, return receipt requested.

         4.       Consulting Agreement.

                  (a) Consulting Services. During the months of May, June and July, 2003, Mr. Huffman shall provide such oral consulting services to the Company with respect to information he has concerning the Company and shall assist with those matters related to the retention and transition of a new Chief Executive Officer of the Company.

                  (b) Independent Contractor. Mr. Huffman and Company agree that Mr. Huffman shall act as an independent contractor in the performance of his duties under this Section 4. Accordingly, Mr. Huffman shall be responsible for payment of all taxes, including federal, state and local taxes arising out of Mr. Huffman's activities in accordance with this Section 4, including by way of illustration, but not limitation, federal and state personal income tax and social security tax, all as may be required by applicable law or regulation. Mr. Huffman shall have the full authority to select the means, manner and method of performing the services to be performed under this Section 4. Mr. Huffman shall not be considered by reason of the provisions of this Section 4 or otherwise as being an employee of the Company.

                  (c) Consulting Compensation. Company agrees to pay to Mr. Huffman, and Mr. Huffman agrees to accept, a consulting fee of ten thousand dollars ($10,000) per month for each of May, June and July 2003, payable in monthly installments in arrears on the last business day of each month ("Fee").

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                  (d)      Termination by Mr. Huffman. If Mr. Huffman
voluntarily terminates his engagement under this Section 4 or dies during the period of his services hereunder, then Company shall only be required to pay Mr. Huffman his Fee as shall have accrued through the effective date of such termination and the Company shall have no further obligations to Mr. Huffman.

                  (e) Termination for Good Cause. Prior to the expiration of the three month period during which Mr. Huffman shall provide services pursuant to this Section 4, the Company may terminate Mr. Huffman's engagement hereunder for "Good Cause," which for the purposes of this Section 4 shall exclusively mean:

                           (i) the continued failure of Mr. Huffman to perform material duties assigned to Mr. Huffman as set forth in subsection 4(a) hereof, but only after a written notice is delivered by Company to Mr. Huffman which notice specifically identifies the manner in which Company believes Mr. Huffman has not performed his duties and Mr. Huffman's subsequent failure to cure the identified problem within a reasonable time;

                           (ii)     Mr. Huffman's death; or

                           (iii) Mr. Huffman's willful and intentional commission of a felony, fraud or dishonesty against the Company.

         5. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to contracts made and wholly to be performed in such state without regard to conflicts of laws.

         6. Assignment, Successors and No Third Party Rights. No party may assign any of its rights under this Agreement to any other person without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns. Except as expressly provided herein, nothing in this Agreement shall be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

         7. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

         8. Modification. This Agreement may only be amended by a written agreement executed by both parties.

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         9.       Notices. All notices and other communications under this
Agreement must be in writing and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested) or mailed by certified mail (return receipt requested) with first class postage prepaid:

                  (a)      if to Company, to:

                           Kankakee Bancorp, Inc.
                           310 S. Schuyler Ave.
                           Kankakee, Illinois  60901
                           Attention: Chairman of the Board

                           with a copy to:

                           John E. Freechack, Esq.
                           Barack, Ferrazzano
                           333 W. Wacker Drive, Suite 2700
                           Chicago, Illinois  60606

                  (b)      if to Mr. Huffman, to:

                           Mr. Larry Huffman
                           1235 Tower Rd.
                           Bourbonnais, Illinois 60914

or to such other person or place as either party shall furnish to the other in writing. Except as otherwise provided herein, all such notices and other communications shall be effective: (x) if delivered by hand, when delivered; (y) if mailed in the manner provided in this Section, five (5) business days after deposit with the United States Postal Service; or (z) if delivered by overnight express delivery service, on the next business day after deposit with such service.

         10. Entire Agreement. This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein constitute a complete and exclusive statement of the entire understanding and agreement of the parties hereto with respect to their subject matter and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

         11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Without limiting the generality of the foregoing, if the scope of any provision contained in this Agreement is too broad to permit enforcement to its full extent, but may be made enforceable by limitations thereon, such provision shall be enforced to the maximum extent permitted by law, and Mr. Huffman hereby agrees that such scope may be judicially modified accordingly.

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         12.      Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the undersigned have set their hands the day and year set forth below their respective signatures.

KANKAKEE BANCORP, INC.                      LARRY D. HUFFMAN

By:    /s/ Michael A. Griffith               /s/ Larry D. Huffman
   ------------------------------           ----------------------------
Title: Chairman of the Board

Date:  5/6/03                               Date:   5/1/2003
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